Exhibit 99.1

PRESS RELEASE

Financial Contact:

Kellie S. Pruitt

Chief Financial Officer

Healthcare Trust of America, Inc.

480-998-3478

kelliepruitt@htareit.com

Healthcare Trust of America, Inc. Reports Third Quarter

2011 Results

Scottsdale, Arizona (November 14, 2011) – Healthcare Trust of America, Inc. (“HTA” or the “Company”), a fully integrated, self-administered, and self-managed real estate investment trust focused primarily on medical office buildings (“MOBs”), announced results for the third quarter ended September 30, 2011.

HTA’s third quarter financial results reflect the strength of HTA’s high quality medical office portfolio combined with the financial flexibility provided by its low leveraged balance sheet. For the third quarter of 2011, HTA’s normalized funds from operations, or normalized FFO, increased by 38% to $28.5 million from $20.6 million for the third quarter of 2010. Normalized FFO excludes from FFO acquisition-related expenses, transition-related charges, termination fee revenue and non-cash fair value adjustments for derivative financial instruments. Net income decreased to $234,000 in the third quarter of 2011 compared to $1.0 million in the third quarter of 2010, primarily because of a $589,000 non-cash loss on interest rate swaps in the third quarter of 2011 compared to a $774,000 non-cash gain in the third quarter of 2010, for a net difference of $1.4 million. Set forth below is a reconciliation of FFO and normalized FFO, non-GAAP measures, to net income (loss).

Normalized FFO increased by 45%, from $59.2 million for the nine months ended September 30, 2010 to $85.7 million for the nine months ended September 30, 2011. Net income also improved to $3.6 million for the nine months ended September 30, 2011 compared to $771,000 during the same period in the prior year, representing a 367% increase.

In October 2011, HTA completed the acquisition of two Class A MOBs located in Phoenix, Arizona, for $32 million, with 118,000 square feet of gross leasable area, or GLA, and a combined occupancy of 88%. At the end of the third quarter 2011, HTA entered into a purchase and sale agreement to acquire a 203,000 square foot on-campus MOB located in Novi, Michigan for $51.32 million with 98% occupancy. The closing of this acquisition is subject to a number of conditions.

As of September 30, 2011, 96% of HTA’s operating portfolio, based on GLA, is located on or adjacent to, or is anchored by, the campuses of nationally and regionally recognized healthcare systems. At the end of the third quarter 2011, HTA had a strong cash position with cash on hand of $122.3 million, an unused $575 million unsecured credit facility and a leverage ratio of mortgage and secured loans payable to total assets of 28%. In July 2011, HTA received an investment grade credit rating due to its MOB operating fundamentals and low-levered balance sheet position, improving HTA’s ability to access the debt markets and achieve favorable pricing.

Funds from Operations, Modified Funds from Operations and Normalized Funds from Operations

HTA defines FFO, a non-GAAP measure, as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property but including asset impairment write downs, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO. HTA uses modified funds from operations, or MFFO, which excludes from FFO transition charges and acquisition-related expenses, to further evaluate how its portfolio might perform after its acquisition stage is complete and the sustainability of its distributions in the future.

Normalized FFO is calculated by deducting from MFFO termination fee revenue and adjusting for gains/losses in the change in fair value of derivative financial instruments. Like MFFO, HTA believes that normalized FFO is a useful supplemental measure for evaluating the potential future performance of the portfolio without regard to non-routine items and non-cash fair value adjustments for derivative financial instruments.

FFO, MFFO, or normalized FFO should not be considered as an alternative to net income or to cash flows from operating activities and are not intended to be used as a liquidity measure indicative of cash flow available to fund HTA’s cash needs, including its ability to make distributions. FFO, MFFO and normalized FFO should be reviewed in connection with other GAAP measurements. For more information on FFO and MFFO, please see HTA’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 as filed with the Securities and Exchange Commission.

The following is the reconciliation of FFO, MFFO and normalized FFO to net income for the three months ended September 30, 2011 and 2010:

	Three Months Ended ,
	September 30, 2011	September 30, 2010
Net income	$234,000	$1,008,000
Depreciation and amortization — consolidated properties	27,360,000	19,854,000
Net (income) loss attributable to noncontrolling interest of limited partners	(9,000)	125,000
Depreciation and amortization related to noncontrolling interests	(66,000)	(616,000)

FFO attributable to controlling interest	$27,519,000	$20,371,000

FFO per share — basic and diluted	$0.12	$0.12

Acquisition-related expenses	404,000	1,019,000
Transition-related charges	—	-

MFFO attributable to controlling interest	$27,923,000	$21,390,000

MFFO per share — basic and diluted	$0.12	$0.13

Termination fee revenue	-	-
Net loss (gain) on change in fair value of derivative instruments	589,000	(774,000)

Normalized FFO attributable to controlling interest	$28,512,000	$20,616,000

Normalized FFO per share — basic and diluted	$0.12	$0.12

Weighted average common shares outstanding:
Basic	229,390,941	166,281,800

Diluted	229,568,328	166,480,852

The following is reconciliation of FFO, MFFO and normalized FFO to net income for the nine months ended September 30, 2011 and 2010:

	Nine months Ended September 30,

	2011	2010
Net income	$3,586,000	$771,000
Depreciation and amortization — consolidated properties	80,811,000	55,767,000
Net (income) loss attributable to noncontrolling interest of limited partners	(40,000)	60,000
Depreciation and amortization related to noncontrolling interests	(193,000)	(667,000)

FFO attributable to controlling interest	$84,164,000	$55,931,000

FFO per share — basic and diluted	$0.38	$0.36

Acquisition-related expenses	1,827,000	6,845,000
Transition-related charges	—	1,006,000

MFFO attributable to controlling interest	$85,991,000	$63,782,000

MFFO per share — basic and diluted	$0.39	$0.41

Termination fee revenue	(1,417,000)	(8,000)
Net loss (gain) on change in fair value of derivative instruments	1,163,000	(4,571,000)

Normalized FFO attributable to controlling interest	$85,737,000	$59,203,000

Normalized FFO per share — basic and diluted	$0.38	$0.38

Weighted average common shares outstanding:
Basic	224,151,270	155,480,689

Diluted	224,328,657	155,679,741

Net Operating Income

Net operating income, or NOI, is a non-GAAP financial measure that is defined as net income, computed in accordance with GAAP, generated from HTA’s total portfolio of properties before interest expense, general and administrative expenses, depreciation, amortization, certain one-time charges, and interest and dividend income. HTA believes that NOI provides an accurate measure of the operating performance of its operating assets because NOI excludes certain items that are not associated with management of the properties. Additionally, HTA believes that NOI is a widely accepted measure of comparative operating performance in the real estate community. However, HTA’s use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount.

The following is the reconciliation of NOI to net income for the three and nine months ended September 30, 2011 and 2010:

	Three Months Ended September 30,		Nine months Ended September 30,
	2011	2010	2011	2010
Net income	$234,000	$1,008,000	$3,586,000	$771,000
Add:
General and administrative	8,160,000	5,096,000	22,223,000	12,781,000
Acquisition-related expenses	404,000	1,019,000	1,827,000	6,845,000
Depreciation and amortization	27,360,000	19,854,000	80,811,000	55,767,000
Interest expense and net loss on derivative financial instruments	10,916,000	7,706,000	32,155,000	21,900,000
Less:
Interest and dividend income	(17,000)	(24,000)	(161,000)	(74,000)

Net operating income	$47,057,000	$34,659,000	$140,441,000	$97,990,000

Note that all figures are rounded to reflect approximate amounts. For more information on financial results, please see HTA’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 as filed with the Securities and Exchange Commission.

For more information on Healthcare Trust of America, Inc., please visit www.htareit.com.

About Healthcare Trust of America, Inc.

Healthcare Trust of America, Inc. is a fully integrated, self-administered, self-managed real estate investment trust. Since its formation in 2006, HTA has made 79 geographically diverse acquisitions valued at approximately $2.3 billion based on purchase price, which includes 244 buildings and two other real estate-related assets. HTA’s portfolio totals approximately 11.2 million square feet and includes 220 medical office buildings, ten hospitals, nine skilled nursing and assisted living facilities and five healthcare-related office buildings located in 25 states. With average occupancy of 91%, including leases signed but not commenced, over half of HTA’s current annualized base rent comes from credit rated tenants. Ninety-six percent of HTA’s portfolio is strategically located on-campus or aligned with recognized healthcare systems.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to HTA. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: we may not be able to access the public debt markets or access other sources of debt or equity financing, which may limit our growth; our results may be impacted by, among other things, uncertainties relating to the debt and equity capital markets; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of recent healthcare legislation; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of HTA’s real estate investment strategy; and other risk factors as outlined in HTA’s periodic reports, as filed with the Securities and Exchange Commission.

Healthcare Trust of America, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

As of September 30, 2011 and December 31, 2010

(Unaudited)

	September 30, 2011	December 31, 2010
ASSETS
Real estate investments, net	$1,785,287,000	$1,797,463,000
Real estate notes receivable, net	58,850,000	57,091,000
Cash and cash equivalents	122,303,000	29,270,000
Accounts and other receivables, net	14,838,000	16,385,000
Restricted cash and escrow deposits	17,942,000	26,679,000
Identified intangible assets, net	279,294,000	304,355,000
Other assets, net	55,560,000	40,552,000

Total assets	$2,334,074,000	$2,271,795,000

LIABILITIES AND EQUITY
Liabilities:
Mortgage and secured term loans payable, net	$650,111,000	$699,526,000
Outstanding balance on unsecured revolving credit facility	—	7,000,000
Accounts payable and accrued liabilities	48,425,000	43,033,000
Derivative financial instruments—interest rate swaps	2,104,000	1,527,000
Security deposits, prepaid rent and other liabilities	20,313,000	16,168,000
Identified intangible liabilities, net	12,198,000	13,428,000

Total liabilities	733,151,000	780,682,000
Commitments and contingencies
Redeemable noncontrolling interest of limited partners	3,784,000	3,867,000
Stockholders’ Equity:
Preferred stock, $0.01 par value; 200,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 1,000,000,000 shares authorized; 227,611,070 and 202,643,705 shares issued and outstanding as of September 30, 2011 and December 31, 2010, respectively	2,278,000	2,026,000
Additional paid-in capital	2,022,398,000	1,795,413,000
Accumulated deficit	(427,537,000)	(310,193,000)

Total stockholders’ equity	1,597,139,000	1,487,246,000

Total liabilities and equity	$2,334,074,000	$2,271,795,000

Healthcare Trust of America, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three and Nine Months Ended September 30, 2011 and 2010

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues:
Rental income	$68,291,000	$50,847,000	$203,960,000	$139,640,000
Interest income from mortgage notes receivable and other income	1,649,000	1,649,000	4,946,000	5,937,000

Total revenues	69,940,000	52,496,000	208,906,000	145,577,000
Expenses:
Rental expenses	22,883,000	17,837,000	68,465,000	47,587,000
General and administrative	8,160,000	5,096,000	22,223,000	12,781,000
Acquisition-related expenses	404,000	1,019,000	1,827,000	6,845,000
Depreciation and amortization	27,360,000	19,854,000	80,811,000	55,767,000

Total expenses	58,807,000	43,806,000	173,326,000	122,980,000

Income before other income (expense)	11,133,000	8,690,000	35,580,000	22,597,000
Other income (expense):
Interest expense (including amortization of deferred financing costs and debt premium/discount):
Interest expense related to mortgage loan payables and credit facility	(9,936,000)	(6,183,000)	(29,875,000)	(18,581,000)
Interest expense related to derivative financial instruments and net change in fair value of derivative financial instruments	(980,000)	(1,523,000)	(2,280,000)	(3,319,000)
Interest and dividend income	17,000	24,000	161,000	74,000

Net income (loss)	234,000	1,008,000	3,586,000	771,000

Less: Net (income) loss attributable to noncontrolling interest of limited partners	(9,000)	125,000	(40,000)	60,000

Net income (loss) attributable to controlling interest	$225,000	$1,133,000	$3,546,000	$831,000

Net income (loss) per share attributable to controlling interest on distributed and undistributed earnings — basic and diluted	$0.00	$0.01	$0.02	$0.01

Weighted average number of shares outstanding —
Basic	229,390,941	166,281,800	224,151,270	155,480,689

Diluted	229,568,328	166,480,852	224,328,657	155,679,741